Exhibit (d)(5)

STRICTLY CONFIDENTIAL

August 19, 2019

CONFIDENTIAL

Swedish Orphan Biovitrum AB (publ)

Tomtebodavägen 23A

SE-112 76 Stockholm

Sweden

Attn: Mr. Daniel Rankin

Ladies and Gentlemen:

In connection with the consideration by Swedish Orphan Biovitrum AB (publ) (“you”) of a possible transaction involving Dova Pharmaceuticals, Inc. (the “Company,” and collectively with you, the “parties”), the Company has furnished or may furnish to you certain information concerning the Company or its affiliates.  Any such possible transaction involving the parties is referred to herein as a “Transaction.”  Accordingly, the parties agree that:

1.              As a condition to the Company furnishing such information to you and your Representatives, you and your Representatives agree to treat confidentially and not disclose to any person (other than your Representatives as provided herein) any information (whether prepared by a party or by its Representatives or otherwise on its behalf, and whether oral, written or electronic) that the Company or its Representatives, furnishes to you or your Representatives, or is otherwise ascertained by you or your Representatives through due diligence investigation or discussions with employees or other Representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by on or behalf of the Company, or by you or your Representatives or others, to the extent they contain or reflect, or are based on, in whole or in part, any such information (such information being collectively referred to herein as the “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

2.              The term “Confidential Information” does not include information that (1) was already in your or any of your Representatives’ possession prior to being furnished by or on behalf of the Company; provided that such information is not known by you or your Representatives after reasonable inquiry to be subject to any confidentiality or other legal obligation to the Company (it being understood, however, that any Confidential Information provided to you under the terms of the Mutual Confidentiality Agreement, dated as of January 15, 2018, by and between you and the Company (the “Mutual NDA”) shall be considered Confidential Information hereunder unless falling under exception (1) through (4) of this paragraph), (2) is or becomes generally available to the public other than as a result of a disclosure, or any other act, by you or your Representatives in violation of the terms hereof (or the Mutual NDA prior to the date hereof), (3) is or becomes available to you or your Representatives from a source (other than the Company or its Representatives) which is not known by you or your Representatives, after reasonable inquiry, to be prohibited from disclosing such information to you or your Representatives on the basis of a confidentiality or legal obligation to the Company (it being understood, however, that any Confidential Information provided to you under the terms of the Mutual NDA shall be considered Confidential Information hereunder unless falling under exception (1) through (4) of this paragraph) or (4) is or has been independently developed by you or your Representatives without reference to, reliance on or use of the Confidential Information.

3.              You and your Representatives (1) shall keep the Confidential Information strictly confidential and shall not (except as required by Legal Requirement but only after compliance with paragraph 6 below or with the Company’s prior written consent) disclose any Confidential Information in any manner whatsoever, and (2) will not use any Confidential Information other than in connection with evaluating, negotiating or consummating a Transaction; provided, however, that you may, subject to the limitations set forth in this paragraph 3, disclose the Confidential Information to your Representatives (a) who need to know the Confidential Information for the purpose of evaluating, negotiating or consummating a Transaction, (b) who are informed by you of the confidential nature of the Confidential Information and (c) who agree to maintain the confidentiality of the Confidential Information and otherwise act in accordance with the terms of this letter agreement applicable to Representatives.  Each party will direct its Representatives to observe the terms of this letter agreement, and each party will be responsible for any breach by its Representatives of the provisions this letter agreement applicable to its Representatives.  You and your Representatives shall take all necessary and appropriate steps to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.

4.              You understand that some Confidential Information may be deemed competitively sensitive and may be designated for review solely by your outside advisors or by a limited number or category of your employees designated between us in writing and/or otherwise subject to “clean team” procedures established and agreed to by the parties, and you and your Representatives shall abide by any such designation and/or the procedures agreed upon by the parties.

5.              In addition, without the prior written consent of the Company, you and your Representatives shall not disclose to any person (except to the extent permitted by paragraph 6 below): (1) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (2) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction; (3) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party; or (4) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives ((1) through (4) collectively, the “Transaction Information”); provided, however, that you may, subject to the limitations set forth in this paragraph 5, disclose the Transaction Information to your Representatives (a) who need to know the Transaction Information for the purpose of evaluating, negotiating or consummating a Transaction, (b) who are informed by you of the confidential nature of the Transaction Information and (c) who agree to maintain the confidentiality of the Transaction Information and otherwise act in accordance with the terms of this letter agreement applicable to Representatives.  Except with your prior written consent or to the extent permitted by paragraph 6 below, neither the Company nor its Representatives shall identify you by name or identifiable description in connection with or relating to any Transaction Information to any person (other than the Company’s Representatives (x) who need to know such information for the purpose of evaluating, negotiating or consummating a Transaction, (y) who are informed by the Company of the confidential nature of such information and (z) who agree to maintain the confidentiality of such information).

6.              In the event that you or any of your Representatives are legally required to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure otherwise prohibited hereby), or either party or any of its Representatives are legally required to disclose all or any part of the information covered by paragraph 5 above (or to make any disclosure otherwise prohibited hereby), in each case under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any law, regulation, administrative, governmental, judicial or legal proceeding or stock exchange rule (collectively, “Legal Requirement”), such party and its Representatives shall: (1) except to the extent prohibited by Legal Requirement, promptly notify the other party of the existence, terms and circumstances surrounding such a request or requirement so that it may seek, at the other party’s sole expense, an appropriate protective order and/or waive such party’s compliance with the provisions of this letter agreement (and, if the other party seeks such an order, to provide such cooperation as the other party shall reasonably request) and (2) if disclosure of such information is required upon the advice of such party’s legal counsel, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information and such party shall then disclose only that portion of the Confidential Information or the Transaction Information that is, upon advice of such party’s legal counsel, legally required to be disclosed.  Notwithstanding the foregoing, from and after the time the Standstill Provisions (as defined below) cease to be applicable to you, you will not be required to notify, consult or cooperate with the Company in connection with any Legal Requirement to disclose any Transaction Information (but shall still be required to disclose only that portion of the Transaction Information that is, upon advice of your legal counsel, legally required to be disclosed), if such Legal Requirement arises out of or results from you taking any of the actions described in the Standstill Provisions that you are permitted to take by virtue of the Standstill Provisions ceasing to be applicable to you; provided that, at any time that the Standstill Provisions are applicable to you, you agree that that neither you nor your Representatives shall be deemed to be “legally required” to disclose any Confidential Information or Transaction Information on the basis that such disclosure is required in order to take any action contemplated by the Standstill Provisions.

7.              Each party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed or, to its knowledge, become aware of the matters that are the subject of this letter, that the United States and Swedish securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.              Except as otherwise may be provided by a definitive agreement with respect to any Transaction, you understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information.  Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect.

9.              Each party also agrees that neither the other party nor its Representatives shall have any liability to such party or its Representatives or equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither party nor its Representatives will make any claims whatsoever against such other persons, with respect to or arising out of: (1) a Transaction, as a result of this letter agreement or any other written or oral expression with respect to a Transaction; (2) the participation of such party and its Representatives in evaluating a possible Transaction; (3) the review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or (4) any action taken or any inaction occurring in reliance on the Confidential Information, in each case, except as may be included in any definitive agreement with respect to any Transaction, in each case, except (a) as may be included in any definitive agreement with respect to any Transaction or (b) as a result of a breach by a party or its Representatives of the express terms of this letter agreement.

10.       At any time upon the request of the Company or any of its Representatives, you and your Representatives shall promptly, at your election, either (1) redeliver to the Company all Confidential Information or (2) destroy all such Confidential Information then in your or your Representatives’ possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information.  All redelivery or destruction pursuant to this paragraph 10 shall be confirmed in writing to the Company (which may be via email).  The foregoing notwithstanding, the obligation to return or destroy Confidential Information shall not cover information (a) that is archived on routine computer system backup tapes, disks or other backup storage devices in the ordinary course of business or (b) required to be retained pursuant to Legal Requirement, internal procedures, professional standards or document retention policies applicable to you or any of your Representatives; provided that, such materials referenced in this sentence shall remain subject to the confidentiality obligations of this letter agreement applicable to Confidential Information; provided, further, that the materials permitted to be retained by clause (b) shall only be accessed by legal, compliance or technology personnel in the ordinary course of such person’s duties.  The return or destruction of Confidential Information notwithstanding, you and your Representatives shall continue to be bound by the obligations hereunder for the term hereof.

11.       Each party agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement.  No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto.  You further acknowledge and agree that (1) the Company shall have no obligation to authorize or pursue any Transaction, (2) the Company has not, as of the date hereof, authorized or made any decision to pursue or engage in any such Transaction and (3) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time.  For purposes of paragraphs 8, 9 and 11, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.  This letter agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available.  Under no circumstances is the Company obligated to disclose or make available any information, including any Confidential Information that the Company in its sole discretion determines not to disclose.

12.       Neither you nor any of your Representatives will initiate or cause to be initiated any (1) communication concerning the Confidential Information, (2) requests for meetings with management in connection with a Transaction or (3) other communication relating to the Company (other than in the ordinary course of business) or a Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries (in their capacity as such).  Any requests for Confidential Information, meetings, or discussions relating to a Transaction shall be directed to Matthew Kim and Dung Nguyen of Jefferies LLC or Jamie Leigh of Cooley LLP, unless otherwise specified in writing by the Company.

13.       You agree that, for a period of one year from the date of this letter agreement (the “Standstill Period”), unless specifically invited in writing by the Company, neither you nor your Representatives (acting on your behalf) will in any manner, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof) of the Company, or any material assets of the Company or its subsidiaries, (b) any tender offer or exchange offer, merger or other business combination involving the Company or any material assets of the Company or any of its subsidiaries, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or consents to vote any securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (4) publicly disclose or direct any person to publicly disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that could reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require you or the Company to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph 13; (6) direct, advise, assist or knowingly encourage any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph 13 (including this sentence, except as otherwise permitted by the following proviso); provided, however, that the foregoing restrictions shall not preclude you from (i) making confidential proposals (including any request to amend or waive any provision of this paragraph 13) directly to the Chief Executive Officer of the Company, the Chairman of the Board of Directors of the Company or the Board of Directors of the Company (or any applicable committee thereof) so long as such proposal would not reasonably be expected to require public disclosure by any person or (ii) acquiring or offering to acquire or seeking, proposing or agreeing to acquire any third party that owns any securities of the Company or any of its subsidiaries.  Notwithstanding the foregoing clauses of this paragraph 13 (the “Standstill Provisions”), each of the restrictions contained in the Standstill Provisions shall lapse at such time as (A) the Company enters into, or publicly discloses it has entered into, a transaction with any person in respect of a merger, sale of assets or securities or other business combination as a result of which such person shall beneficially own at least a majority of the voting securities of the Company, securities convertible into more than a majority of the voting securities of the Company or at least a majority of the assets of the Company and its subsidiaries (taken as a whole) or any surviving or resulting parent company or (B) any person or persons acting in concert shall have commenced or published a tender offer or exchange offer for at least a majority of the voting securities of the Company and the Board of Directors of the Company has either recommended in favor of such offer or failed to recommend against such offer within ten days of the commencement of such offer.  Each of the parties agrees that after the expiration of the Standstill Period (or after the occurrence of an event described in the preceding sentence), nothing in this letter agreement shall prohibit you or your Representatives from taking any of the actions described in the Standstill Provisions; provided that, for the avoidance of doubt, (x) neither you nor your Representatives may use any Confidential Information retained by you or your Representatives pursuant to paragraph 10 in connection therewith and (y) the provisions of paragraph 6 continue to apply with respect to Confidential Information.  You acknowledge that as of the date of this letter agreement, except as previously disclosed by you to the Company in writing, neither you nor your affiliates beneficially own any debt or equity securities of the Company, or any rights or options to acquire any such securities (or beneficial ownership thereof).

14.       Each party also agrees that, for a period of one year from the date of this letter agreement, without the other party’s prior written consent, such party and its Representatives (acting at such party’s direction or on its behalf) shall not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, (1) any officer of the other party or (2) any other employee of the other party or any of its subsidiaries with whom such party first has contact or of whom such party becomes aware in connection with the evaluation, negotiation or consummation of a potential Transaction, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the other party or any of its subsidiaries; provided that for purposes of this paragraph 14, disclosure of an employee roster to a party alone shall not constitute such party becoming aware of any employee.  Nothing herein shall preclude either party from (a) engaging in general advertising or other general solicitation not targeted at the employees of the other party, its affiliates or subsidiaries, (b) employing any such person who responds to any such general advertising or other general solicitation, (c) soliciting or hiring employees of the other party or any of its subsidiaries whose employment has been terminated by the other party or its applicable subsidiary for a period of at least three months without any solicitation or encouragement by such party or its Representatives prior to the conclusion of such three-month period or (d) employing any such person that independently approaches such party without any direct or indirect solicitation by such party.

15.       You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information.  The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.  The parties (1) share a common legal and commercial interest in such Confidential Information, (2) are or may become joint defendants in proceedings to which such Confidential Information relates and (3) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates.

16.       It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  No provision of this letter agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, this letter agreement shall not be subsequently limited or amended by any “clickthrough” agreement relating to the confidentiality of the Confidential Information agreed to by you or your representatives in connection with your or their access to any data site maintained in connection with the Transaction.

17.       Each party agrees that the other party would be irreparably injured by a breach of this letter agreement and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached.  Therefore, each party shall be entitled to specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages.  Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedy shall not be deemed to be the exclusive remedy of the non-breaching party in the event that this letter agreement is breached by a party or its Representatives, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

18.       This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all contemporaneous and previous agreements, whether written or oral, between the parties or their respective affiliates, relating to the subject matter hereof (it being understood that this paragraph 18 does not constitute a waiver of any breach of the terms of the Mutual NDA prior to the date hereof).

19.       If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

20.       This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  Each party irrevocably submits to (i) the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Court of Chancery”), or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (ii) the exclusive venue of such suit, action or proceeding in the Court of Chancery, or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Court of Chancery or, if applicable, any other state or federal court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, without limitation, any claim based on the doctrine of forum non conveniens or similar doctrine).

21.       Each party’s obligations under this letter agreement shall terminate two years after the date hereof, except as otherwise explicitly stated above; provided that such termination shall not relieve either party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

22.       For purposes of this letter agreement: (1) the term “Representatives” means (x) the directors, officers, employees, investment professionals, agents, affiliates, partners, advisors or representatives (including attorneys, accountants, consultants and financial advisors) of a party and of its affiliates and (y) only from and after such time as the Company consents in writing in its sole discretion (it being understood that the Company agrees to waive such consent requirement upon waiving such consent requirement with respect to any other potential counterparty to a possible transaction involving the Company), potential sources of debt or equity financing (it being understood that the Company is hereby consenting to the inclusion of those financing sources set forth on Schedule A as your Representatives, subject to the penultimate sentence of this paragraph); (2) the term “subsidiary” means, when used with respect to any party, (a) a person or entity that is directly or indirectly controlled by such party, (b) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (c) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (3) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (4) the term “affiliate” shall be as such term is defined under the 1934 Act; and (5) the term “person” shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity.  For the avoidance of doubt, without the Company’s prior written consent, you agree that you will not, directly or indirectly, (i) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction with the Company as a principal, co-investor, co-bidder or financing source, or (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person; provided that, the Company hereby approves your contact, discussions and engagement of those financing sources set forth on Schedule A (subject to penultimate sentence of this paragraph); provided, further, that notwithstanding the foregoing, from and after the time the Standstill Provisions cease to be applicable to you, you may include as your Representatives potential sources of debt or equity financing to you or your affiliates without the Company’s prior written consent.  In the event the Company provides such prior written consent with respect to a financing source and with respect to the financing sources set forth on Schedule A, you hereby agree that neither you nor your Representatives will enter into any exclusivity, lock-up, dry-up, or other agreement, arrangement or understanding with such potential financing source which by its terms limits, restricts, restrains or otherwise impairs in any manner, directly or indirectly, the ability of such financing source to serve as a debt or equity financing source to any other party in any transaction regarding the Company, its affiliates or subsidiaries, including a Transaction.  The preceding sentence shall not prohibit or restrict you from entering into customary “tree” arrangements with financing institutions by which a deal team at each institution works on obtaining or providing potential debt financing for you for a Transaction (and is not permitted to work on obtaining or providing potential debt financing for any other person pursuing a Transaction, but other deal teams at such institution may do so).

23.       By making Confidential Information or other information available to you or your Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.  Neither you nor your Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information.  You and your Representatives further agree not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

24.       This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Dova Pharmaceuticals, Inc.

By:	/s/ Mark W. Hahn
	Name:	Mark W. Hahn
	Title:	CFO

Accepted, Confirmed and Agreed:

Swedish Orphan Biovitrum AB (publ)

By:	/s/ Patrik Strömberg
	Name:	Patrik Strömberg
	Title:	Senior Director, Corp. Dev.

By:	/s/ Daniel Rankin
	Name:	Daniel Rankin
	Title:	Head of Corporate Development, Sobi

[Signature page to letter agreement]

SCHEDULE A

1.              Morgan Stanley

2.              BNP Paribas Fortis SA/NV

3.              Danske Bank A/S

4.              Handelsbanken Capital Markets, Svenska Handelsbanken AB (publ)

5.              Skandinaviska Enskilda Banken AB (publ)